Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Bgin Blockchain Limited:

We hereby consent to the inclusion in this Registration Statement on Amendment No.5 to Form F-1 (No. 333-285108) dated September 11, 2025 of Bgin Blockchain Limited and Subsidiaries (the “Company”) of our report dated July 31, 2025, relating to our audit of the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

September 11, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us